UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): February 27, 2013

 CHECKPOINT SYSTEMS, INC.

(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)
101 Wolf Drive, PO Box 188, Thorofare, New Jersey	08086
(Address of principal executive offices)	(Zip Code)
856-848-1800
(Registrant’s telephone number, including area code)
N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
      240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
      240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2013, the Board of Directors of Checkpoint Systems, Inc. (“Checkpoint” or the “Company”) appointed Joseph G. Driscoll Chief Accounting Officer of Checkpoint.

Mr. Driscoll, age 41, has served as the Company’s Corporate and North American Business Controller since August 2012. Previously, he was the Company’s Corporate Controller from February 2008 to August 2012, Assistant Controller from April 2006 to February 2008, and Manager External Reporting from October 2004 to April 2006.

In his new role, Mr. Driscoll will continue to oversee all internal controls for the Company’s accounting systems and processes in addition to managerial report preparation, general accounting, payroll, accounts payable and accounts receivable. He is also responsible for directing the consolidation of the Company’s financial and operational statements and public company reporting.

Prior to joining Checkpoint, Mr. Driscoll held several management positions at The Pep Boys – Manny, Moe and Jack, including Director of Financial Reporting and Systems from April 2003 to October 2004.

Mr. Driscoll holds a Master in Business Administration from Widener University and a Bachelor of Science degree in Accounting from Rutgers University. He is a Certified Public Accountant.

Concurrently with his appointment, Mr. Driscoll was granted an option to purchase 6,667 shares of common stock at an exercise price of $12.2301 under the Company's Amended and Restated 2004 Omnibus Incentive Compensation Plan. In connection with his appointment, Mr. Driscoll will receive an increase of $8,000 per year in compensation.

The Company issued a press release on March 1, 2013 announcing the appointment of Mr.Driscoll. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01  Other Events

                   On March 1, 2013, the Company issued a press release announcing the appointment of Mr. Driscoll as its Chief Accounting Officer. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits
99.1	Press Release dated March 1, 2013 issued by Checkpoint Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Dated: March 4, 2013	By:	/s/ Raymond D. Andrews
Raymond D. Andrews Senior Vice Presdient and Chief Financial Officer